USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST
5701 GOLDEN HILLS DRIVE
MINNEAPOLIS, MINNESOTA 55416

April 29, 2005


Ladies and Gentlemen:

As counsel to USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST, a Delaware business trust (the "Fund"), I have been asked to render an opinion in connection with Post-Effective Amendment No. 15 under the Securities Act of 1933 to the Registration Statement on Form N-1A (Securities Act File No. 333-83423) to be filed by the Fund with the Securities and Exchange Commission (as amended, the "Registration Statement").

I wish to advise you that I have examined such documents and questions of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing, I am of the opinion that:

1. The Fund has been duly organized and is validly existing pursuant to the laws of the State of Delaware;

2. In its pre-effective registration statement, the Fund elected to register an indefinite number of shares pursuant to the provision of Rule 24f-2; and

3. The shares of capital stock of the Fund which are described in the foregoing Registration Statement will, when sold in accordance with the terms of the Prospectus and Statement of Additional Information in effect at the time of the sale, be validly issued, fully paid and non-assessable by the Fund.

I consent to this opinion being filed as an exhibit to the foregoing Registration Statement.

Sincerely,

/s/ James M. Odland
______________________

James M. Odland
Counsel